Dear Shareholder:	May 13, 2010

Union Bankshares had reasonable growth in assets, loans and deposits during the first quarter of 2010, while earnings decreased slightly from last year but are ahead of budget. The most significant items accounting for the earnings decrease between the first quarters of 2010 and 2009 were a reduction in gain on loans sold of $198,000 in 2010 and a $129,000 credit for a recovery in accrued costs for the termination of our self-insured health plan in 2009. These two alone account for a $327,000 pre-tax “swing” between years in the first quarter.

Interest rates have remained relatively stable for the past 15 months and although still at historic lows, net interest income improved $226,000. We anticipate this trend to continue through the year. In the event interest rates do trend upward, we anticipate a further improvement in the net interest income.

The local economies appear to be holding their own and this is typically the time of year when we experience an increase in construction loan requests. Although slightly less than last year we are pleased with the activity and interest in new construction and renovation requests. We will continue to actively promote our BUILD program as it is a vital piece of the construction trades economy in our markets.

For those who have been following the “legislative process” in Washington, you have realized the proposed Consumer Financial Protection Agency and regulatory reform legislation have taken the spotlight. There are numerous views, opinions and no lack of lobbyists attempting to influence the proposed legislation. In all the furor, our legislators cannot lose sight of the fact community banks, like Union Bank, did not precipitate or exacerbate this “financial crisis.” It was the larger complex financial and nonfinancial institutions that did. We are already highly regulated, answering to numerous federal and state agencies, and another new agency is not needed.

And finally, legislation should promote community banks growth as we are the ones in the “trenches” working with millions of small businesses, promoting jobs and economic growth.

Strategically one of our goals this year is to increase growth in all the markets we serve. In particular, we are focusing on Franklin County and Littleton, NH as well as Lamoille and Caledonia Counties. As the economy improves demand will increase. We have the products, technology and staff in place to benefit as this improvement gains momentum and as opportunities present themselves.

Our 119th annual meeting is May 19th at 3:00 PM in Morrisville. We remind everyone to vote their shares by proxy or to attend the meeting in person. We look forward to seeing you.

Enclosed is your dividend check or advice of deposit, representing a dividend of $0.25 per share to shareholders of record May 1, 2010, and payable May 13, 2010.

Sincerely,

Richard C. Sargent Chairman	Kenneth D. Gibbons President & CEO

1st Quarter Report - March 31, 2010
Consolidated Balance Sheets (unaudited)	Consolidated Statements of Income (unaudited)

ASSETS	March 31, 2010	March 31, 2009		3/31/2010	3/31/2009
Cash and Due from Banks	$ 5,397,607	$ 5,578,784		(3 months ended)
Federal Funds Sold & Overnight Deposits	10,164,066	11,366,417	Interest Income	$5,643,453	$5,849,659
Interest Bearing Deposits in Banks	22,030,655	12,868,348	Interest Expense	1,055,564	1,488,258
Investment Securities Available-for-Sale	25,316,426	25,346,217	Net Interest Income	4,587,889	4,361,401
Loans Held for Sale	8,058,754	3,449,278	Provision for Loan Losses	90,000	95,000
Loans, net	349,655,707	345,391,453	Net Interest Income after
Allowance for Loan Losses	(3,455,515)	(3,523,929)	Provision for Loan Losses	4,497,889	4,266,401
Premises and Equipment, net	7,950,146	7,315,560
Other Real Estate Owned, net	1,337,695	796,673	Trust Income	108,752	90,579
Accrued Interest & Other Assets	13,833,567	13,175,911	Noninterest Income	1,110,526	1,260,317
Total Assets	$440,289,108	$421,764,712
			Noninterest Expenses:
LIABILITIES AND SHAREHOLDERS’ EQUITY			Salaries & Wages	1,565,084	1,548,272
Noninterest Bearing Deposits	$ 53,978,595	$ 47,385,304	Pension & Employee Benefits	760,126	648,745
Interest Bearing Deposits	311,352,919	299,139,673	Occupancy Expense, net	254,518	292,807
Borrowed Funds	27,343,647	27,193,064	Equipment Expense	243,245	284,699
Accrued Interest & Other Liabilities	6,196,899	9,062,327	Other Expenses	1,309,590	1,214,535
Common Stock	9,843,572	9,843,572	Total	4,132,563	3,989,058
Paid-in Capital	225,589	210,595
Retained Earnings	36,597,909	35,884,217	Income before Taxes	1,584,604	1,628,239
Accumulated Other Comprehensive Loss	(1,516,971)	(3,367,221)	Income Tax Expense	365,627	360,639
Treasury Stock at Cost	(3,733,051)	(3,586,819)	Net Income	$1,218,977	$1,267,600
Total Liabilities and Shareholders’ Equity	$440,289,108	$412,764,712
			Earnings per Share	$0.27	$0.28
			Book Value per Share	$9.28	$8.72

Standby letters of credit were $2,300,000 and $1,959,000 at March 31, 2010 and 2009, respectively.

Directors - UNION BANKSHARES, INC		Officers UNION BANK			Officers UNION BANK (continued)
Richard C. Sargent, Chairman	Richard C. Marron	Rhonda L. Bennett	Vice President	Morrisville	Carrie R. Locklin	Assistant Treasurer	Morrisville
Cynthia D. Borck	Robert P. Rollins	Therese H. Butler	Assistant Treasurer	Morrisville	Robyn A. Masi	Assistant Vice President	Stowe
Steven J. Bourgeois	John H. Steel	Stacey L.B. Chase	Assistant Treasurer	Morrisville	Thomas J. Meshako	Senior Vice President	Morrisville
Kenneth D. Gibbons	Schuyler W. Sweet	Jeffrey G. Coslett	Senior Vice President	Morrisville	Marsha A. Mongeon	Senior Vice President & CFO	Morrisville
Franklin G. Hovey II		Michael C. Curtis	Vice President	St. Albans	Mildred R. Nelson	Vice President	Littleton
		Peter J. Eley	SVP, Managing Trust Officer	Morrisville	Karen Carlson Noyes	Assistant Vice President	Morrisville
Directors - UNION BANK		Kenneth D. Gibbons	President & CEO	Morrisville	Barbara A. Olden	Vice President	Lyndonville
Richard C. Sargent, Chairman	Richard C. Marron	Don D. Goodhue	Information Systems Officer	Morrisville	Deborah J. Partlow	Asst. V.P., Senior Trust Officer	Morrisville
Cynthia D. Borck	Robert P. Rollins	Melissa A. Greene	Assistant Vice President	Hardwick	Bradley S. Prior	Assistant Treasurer	Morrisville
Steven J. Bourgeois	John H. Steel	Karyn J. Hale	Vice President	Morrisville	Craig S. Provost	Vice President	Stowe
Kenneth D. Gibbons	Schuyler W. Sweet	Claire A. Hindes	Assistant Vice President	Morrisville	Colleen D. Putvain	Assistant Treasurer	Morrisville
Franklin G. Hovey II	Neil Van Dyke	Patricia N. Hogan	Vice President	Morrisville	Suzanne L. Roberts	Vice President	St. Johnsbury
		Tracey D. Holbrook	Regional Vice President	St. Johnsbury	Robert P. Rollins	Secretary	Morrisville
Officers - UNION BANKSHARES, INC.		Lura L. Jacques	Asst. V.P., Trust Officer	St. Albans	David S. Silverman	Senior Vice President	Morrisville
Richard C. Sargent	Chairman	Lynne P. Jewett	Assistant Vice President	Morrisville	Judy R. Smith	Assistant Vice President	St. Albans
Kenneth D. Gibbons	President & CEO	Stephen H. Kendall	Vice President	Morrisville	Curtis C. Swan	Assistant Vice President	Fairfax
Marsha A. Mongeon	Vice President/Treasurer	Susan O. Laferriere	Vice President	St. Johnsbury	JoAnn A. Tallman	Assistant Secretary	Morrisville
Robert P. Rollins	Secretary	Dennis J. Lamothe	Vice President	St. Johnsbury	Francis E. Welch	Assistant Vice President	Morrisville
David S. Silverman	Vice President	Susan F. Lassiter	Vice President	Jeffersonville	Lorraine G. Willett	Assistant Vice President	Morrisville
JoAnn A. Tallman	Assistant Secretary

Regional Advisory Board Members
Judy F. Aydelott-Littleton	Kenneth D. Gibbons-All
Steven J. Bourgeois-St. Albans	Franklin G. Hovey II-St. Johnsbury
J. R. Alexis Clouatre-St. Johnsbury	Daniel J. Luneau-St. Albans
Coleen K. Condon-St. Albans	Samuel H. Ruggiano-St. Albans
Dwight A. Davis-St. Johnsbury	Schuyler W. Sweet-Littleton
Kirk Dwyer-St. Johnsbury	Norrine A. Williams-Littleton
Stanley T. Fillion-Littleton